Exhibit 99.4

TOWER AND FNB

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Tower and FNB may have appeared had the businesses actually been combined as of March 31, 2006. The unaudited pro forma combined balance sheet at March 31, 2005 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2005 and three months ended March 31, 2006 gives effect to the merger as if the merger had been completed on January 1, 2005. The unaudited pro forma combined financial information shows the impact of the merger on Tower’s and FNB’s combined financial position and results of operations under the purchase method of accounting with Tower treated as the acquiror. Under this method of accounting, Tower will be required to record the assets and liabilities of FNB at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Tower and FNB that are incorporated into this document by reference.

The estimated purchase price consideration and preliminary purchase price allocation in Note 1 and the pro forma adjustments in Note 2 are based on preliminary estimates and currently available information. Final purchase adjustments may differ from the pro forma adjustments presented.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

Unaudited Pro Forma Comined Balance Sheets As of March 31, 2006

(In Thousands)

			Pro Forma		Pro Forma
	Tower	FNB	Adjustments		Combined
ASSETS
Cash and due from banks	$9,596	$4,720	$0		$14,316
Federal funds sold	11,405	0	0		11,405
Interest-bearing balances with banks	97	1,229	0		1,326
Investment securities held to maturity	0	176	0	(8)	176
Investment securities available for sale	79,330	28,309	(79	)(12)	107,560
Restricted bank stock	2,166	1,882	0		4,048
Loans	228,265	144,854	4,727	(9)(11)	368,392
Less: reserve for possible loan loss	(2,202)	(1,151)	0	(10)	(3,353)
Bank premises, equipment, furniture and fixtures	6,856	3,121	895	(7)	10,872
Accrued interest receivable	1,223	752	0		1,975
Cash surrender value of life insurance	7,465	2,897	0		10,362
Goodwill	0	821	15,165	(1)	15,986
Identifiable intangible assets	0	1,242	1,101	(1)	2,343
Other assets	1,324	1,013	0		2,337
Total assets	$345,525	$189,865	$12,335		$547,745

LIABILITIES AND CAPITAL
Deposits in domestic offices:
Demand	$28,087	24,350	$0		$52,437
Savings	132,518	45,204	0		177,722
Time	90,163	72,082	(335	)(3)	161,910
Liabilities for borrowed money	36,077	31,248	(905	)(4)(11)	66,420
Other liabilities and accrued int payable	8,287	1,363	1,283	(2)(5)	10,933
Total liabilities	295,132	174,247	1,043		469,422

EQUITY CAPITAL
Common stock	2,225	252	(252	)(6)	2,225
Additional paid-in-capital	6,871	1,790	26,219	(6)	34,880
Retained earnings	32,447	13,845	(13,845	)(6)	32,447
Accumulated other comprehensive income	10,489	(269)	269	(6)	10,489
Less: cost of treasury stock	(1,639)	0	(79	)(12)	(1,718)
Total equity capital	50,393	15,618	12,312		78,323
Total liabilities and capital	$345,525	$189,865	$12,355		$547,745

Unaudited Pro Forma Combined Income Statement for the Three Months Ended March 31, 2006

(In Thousands, except per share data)

			Pro forma		Pro forma
	Tower	FNB	Adjustments		Combined

Interest Income
Interest & fees on loans	$3,812	2,336	$13	(9)(11)	$6,161
Interest on investment securities	688	310	25	(8)(12)	1,023
Interest on deposits with banks	142	6	0		148
Total interest & dividend income	4,642	2,652	38		7,332

Interest Expense
Interest on deposits	1,092	777	24	(3)	1,893
Interest on borrowed money	481	344	(15	)(4)(11)	810
Total interest expense	1,573	1,121	9		2,703

Net interest income	3,069	1,531	29		4,629

Provision for loan losses	60	30	0		90

Net interest income after provision for loan losses	3,009	1,501	29		4,539

Other Income
Investment service income	108	0	0		108
Service charges on deposit accounts	280	110	0		390
Other service charges	197	76	0		273
Other operating income	75	55	0		130
Investment securities gains	414	(5)	0		409
Total other income	1,074	236	0		1,310

Other Expense
Salaries, wages and other benefits	1,336	585	0		1,921
Occupancy and equipment expense	549	190	6	(7)	745
Other operating expenses	576	487	65	(1)	1,128
Total other expenses	2,461	1,262	71		3,794

Income before taxes	1,622	475	(42)		2,055
Applicable income taxes	412	160	(14	)(2)	558
Net income	$1,210	$315	$(28)		$1,497

Earnings per share:
Basic Earnings per share	$0.70	$0.39			$0.63
Diluted Earnings per share	$0.69	$0.39			$0.62

Weighted average basic shares outstanding	1,728,715	800,000	(159,619)		2,369,096
Weighted average diluted shares outstanding	1,762,611	800,000	(159,619)		2,402,992

Unaudited Pro Forma Combined Income Statement for the Twelve Months Ended December 31, 2005

(In Thousands, except per share data)

			Pro forma		Pro forma
	Tower	FNB	Adjustments		Combined

Interest Income
Interest & fees on loans	$13,943	8,233	$(50	)(9)(11)	$22,227
Interest on investment securities available for sale	2,331	1,468	100	(8)(12)	3,899
Interst on federal funds sold	148	19	0		167
Interest on deposits with banks	72	0	0		72
Total interest & dividend income	16,494	9,720	151		26,365

Interest Expense
Interest on deposits	3,425	2,831	95	(3)	6,351
Interest on borrowed money	1,727	1,002	(60	)(4)(11)	2,669
Total interest expense	5,152	3,833	35		9,020

Net interest income	11,342	5,887	116		17,345
Provision for loan losses	270	120	0		390

Net interest income after provision for loan losses	11,072	5,767	116		16,955

Other Income
Investment service income	254	0	0		254
Service charges on deposit accounts	1,112	468	0		1,580
Other service charges	722	445	0		1,167
Other operating income	320	175	0		495
Investment securities gains	2,394	69	0		2,463
Total other income	4,802	1,157	0		5,959

Other Expense
Salaries, wages and other benefits	4,474	2,488	0		6,962
Occupancy and equipment expense	1,886	752	26	(7)	2,664
Other operating expenses	2,455	1,895	283	(1)	4,633
Total other expenses	8,815	5,135	309		14,259

Income before taxes	7,059	1,789	(193)		8,655
Applicable income taxes	2,027	462	(65	)(2)	2,424
Net income	$5,032	$1,327	$(128)		$6,231

Earnings per share:
Basic Earnings per share	$2.91	$1.66			$2.63
Diluted Earnings per share	$2.86	$1.66			$2.60

Weighted average basic shares outstanding	1,727,055	800,000	(159,619)		2,367,436
Weighted average diluted shares outstanding	1,758,409	800,000	(159,619)		2,398,790

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the merger is presented as of and for the three months ended March 31, 2006 and the unaudited pro forma combined income statement for the year ended December 31, 2005. Tower and FNB are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of Tower’s or FNB’s policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

The pro forma adjustments consist of the expected purchase price adjustments necessary to combine Tower and FNB, including the conversion of FNB common stock into shares of Tower common stock using an exchange ratio of 0.8663 applied to 800,000 shares, multiplied by the average share price of $43.74 per share of Tower common stock. The share price was computed using the average closing price of Tower common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on September 22, 2005. FNB had no employee stock options outstanding, warrants or any other stock based obligations at September 30, 2005 that will need to be converted into Tower common stock upon consummation of the merger. The unaudited pro forma combined financial information reflects the issuance of 640,381 shares of Tower common stock with an aggregate value of $28.0 million and $2.37 million in cash .

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $0.56 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $30.9 million.

The merger will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of FNB be adjusted to fair value as of the date of the acquisition

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of FNB at their respective fair values and represents managements’ best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of FNB’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

		March 31, 2006
		($ in thousands except per share data)
Purchase Price:
Purchase Price Assign to Stock:
Tower common stock to be issued	640,381
Average purchase price per Tower common share	$43.74
Purchase price assigned to shares exchanged for stock		$28,009

Purchase Price Assign to Cash:
Shares exchanged for stock	60,599
Cash purchase price per FNB common share	$39.00
Purchase price assigned to shares exchanged for cash		$2,363
Purchase price assigned to Fractional shares exchanged for cash		7
Purchase price assigned to FNB shares owned by Tower		0
Transaction costs		565
Total Purchase Price		$30,944

Net Assets Acquired:
FNB shareholders’ equity	15,618
FNB goodwill and intangibles	(2,063)

Estimated adjustments to reflect assets acquired at fair value:
Investments	0
Loans	(1,577)
Core deposit intangible	2,343
Bank Premises & Furniture, Fixtures and Equipment	895
Deferred tax asset	(718)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	335
FHLB Advances	125
		14,959

Consolidated Tower Goodwill resulting from merger		$15,986

Note 2—Pro Forma Adjustments

(1)

Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets, including identifiable intangible assets—$16.0 million; (b) the recognition of core deposit intangible of $2.3 million, and (c) the reversal of $2.1 million of pre-existing intangibles of FNB arising from acquisitions that had been completed by FNB in prior years. The nature, amount, and amortization method of possible intangibles are being analyzed by management. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has been amortized on a sum of the years method over a ten year period.

(2)

Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)

Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the next 8 years using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to increase pro forma pre-tax interest expense by $96,000 in the first year following consummation.  Also reflected in the proforma adjustment is $183,000 of annual interest expense for the $2.37 million of borrowed funds at Tower to fund the cash portion of the purchase price.

(4)

Adjustment to fair value borrowed money which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized over the next 20 years using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $13,000 in the first year following consummation.

(5)

Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance, contract cancellations and third party data processing conversion expenses.

(6)	Adjustment to eliminate FNB’s historical shareholders’ equity.

(7)

Adjustment to reflect the fair value of owned properties to estimated current market values which will be amortized on a straight-line basis over 30 years. Depreciation expense will increase approximately $26,000 annually for this adjustment.

(8)

Adjustment to reflect the fair values of investment based on current market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (6) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized over the next 7 years using the sum of the years amortization method based upon the expected life of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $102,000 in the first year following consummation.  No material fair value adjustment was made to HTM investments.

(9)

Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the next 15 years using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to reduce pro forma pre-tax interest income by $326,000 in the first year following consummation.

(10)

Management reviewed the FNB loan portfolio to reflect the impact of adoption of Statement of Position 03-03, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations.  Based upon management’s analysis there is no adjustment needed at the current time related to the adoption of Statement of Position 03-03.

(11)

Elimination of $2,100,000 loan that Tower has outstanding to FNB at March 31, 2006 and $1,050,000 loan that FNB has outstanding to Tower at March 31, 2006 and associated interest income and interest expense related to these loans, both loans are at a rate of 6.75%.

(12)

Retirement of 1,700 shares of Tower shares owned by FNB, at March 31, 2006 these shares had a market value of $46.44 per share.  Interest income on investments was adjusted to eliminate dividend income related to the 1,700 Tower shares owned by FNB to be retired as treasury shares at an annualize current dividend of $0.96 per share.